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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------


                                 AMENDMENT NO. 2
                                       TO
                                 SCHEDULE 14D-9


                      SOLICITATION/RECOMMENDATION STATEMENT
                          Pursuant to Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                                 ---------------

                           NYNEX CABLECOMMS GROUP PLC
                           NYNEX CABLECOMMS GROUP INC.
                            (Name of Subject Company)

                                 ---------------

                           NYNEX CABLECOMMS GROUP PLC
                           NYNEX CABLECOMMS GROUP INC.
                      (Name of Person(s) Filing Statement)

                                 ---------------

      American Depositary Shares evidenced by American Depositary Receipts, each representing ten Units, each Unit consisting of one Ordinary Share (par value 10p per share)
          of NYNEX CableComms Group PLC and one share of Common Stock
                          (par value $0.01 per share)
                         of NYNEX CableComms Group Inc.
                         (Title of Class of Securities)

 Units, each Unit consisting of one Ordinary Share (par value 10p per share) of
            NYNEX CableComms Group PLC and one share of Common Stock
           (par value $0.01 per share) of NYNEX CableComms Group Inc.
                         (Title of Class of Securities)

     Ordinary Shares (par value 10p per share) of NYNEX CableComms Group PLC
                         (Title of Class of Securities)

     Common Stock (par value $0.01 per share) of NYNEX CableComms Group Inc.
                         (Title of Class of Securities)

                    670764-10-9 (American Depositary Shares)
                      (CUSIP Number of Class of Securities)

                                 ---------------

                               Paul H. Repp, Esq.
                       Chief Legal and Regulatory Officer
                              and Company Secretary
                               The Tolworth Tower
                                   Ewell Road
                            Surbiton, Surrey KT6 7ED
                                 United Kingdom
                               011-44-181-873-2000
       (Name, Address and Telephone Number of Person Authorized to Receive
     Notices and Communications on Behalf of the Person(s) Filing Statement)

                                 With a copy to:

                             Morton A. Pierce, Esq.
                                Dewey Ballantine
                           1301 Avenue of the Americas
                          New York, New York 10019-6092
                                 (212) 259-8000

     This Amendment No. 2 amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9, originally filed on March 24, 1997 and amended by Amendment No. 1 thereto filed on April 21, 1997 (as amended, the "Schedule 14D-9"), of NYNEX CableComms Group PLC, a public limited company incorporated under the laws of England and Wales ("NYNEX CableComms UK"), and NYNEX CableComms Group Inc., a Delaware Corporation ("NYNEX CableComms US", and together with NYNEX CableComms UK, the "Companies"), with respect to the tender offer disclosed in a Tender Offer Statement on Schedule 14D-1 dated March 24, 1997 (the "Schedule 14D-1") by Cable & Wireless Communications plc, a public limited company incorporated under the laws of England and Wales ("CWC"), to purchase (i) all NYNEX CableComms UK Ordinary Shares (including those comprised in Units or represented by ADSs) for 0.330714 ordinary shares, par value 50p per share, of CWC per NYNEX CableComms UK Ordinary Share and (ii) all NYNEX CableComms US Shares of Common Stock (including those comprised in Units or represented by ADSs) for 0.036746 CWC Ordinary Shares per NYNEX CableComms US Share of Common Stock. Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Schedule 14D-9.

Item 4. The Solicitation or Recommendation

     Item 4(b) of the Schedule 14D-9 is hereby amended and supplemented by adding thereto the following:

     On April 23, 1997, the Companies filed with the Commission a Current Report on Form 8-K attaching a press release with respect to their revenue for the three months ended March 31, 1997. The full text of the press release is set forth in Exhibit 21 and is incorporated herein by reference.



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

Item 9.  Material to be Filed as Exhibits.

     Item 9 of the Schedule 14D-9 is hereby amended and supplemented by adding thereto the following:


     (21) Press Release issued by the Companies on April 23, 1997.



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

                                    SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    NYNEX CABLECOMMS GROUP PLC


                                    By: /s/ Paul H. Repp
                                       -----------------------------------------
                                       Name:  Paul H. Repp
                                       Title: Chief Legal and Regulatory Officer
                                              and Company Secretary


Dated: April 23, 1997



                                    NYNEX CABLECOMMS GROUP INC


                                    By: /s/ Paul H. Repp
                                       -----------------------------------------
                                       Name:  Paul H. Repp
                                       Title: Chief Legal and Regulatory Officer
                                              and Company Secretary


Dated: April 23, 1997



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

                                  EXHIBIT INDEX

Exhibit No.                         Description
-----------                         -----------

+(1) Pages 38 to 52 of the Companies' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 containing the pertinent sections thereof referred to in Item 3(b) of this Schedule 14D-9.

+(2) Transaction Agreement, dated as of October 22, 1996, as amended and restated, among C&W, NYNEX and BCI (incorporated by reference to Exhibit
        2.1 to CWC's Registration Statement on Form F-4 filed with the U.S. Securities and Exchange Commission on March 21, 1997 (File No. 333-6672) (the "CWC Registration Statement on F-4")).

+(3) Agreement and Plan of Merger, dated March 21, 1997, among NYNEX CableComms US, CWC and the CWC Merger Sub (incorporated by reference to
        Exhibit 2.2 to the CWC Registration Statement on Form F-4).

+(4) CWC Shareholders' Agreement, dated as of March 21, 1997, among C&W, BCI, BCMH, BCIH, NYNEX and CWC (incorporated by reference to Exhibit 9.1 to the CWC Registration Statement on Form F-4).

+(5) Form of Articles of Association of CWC to be adopted upon the Offers becoming or being declared unconditional (incorporated by reference to the Articles of Association of CWC filed as part of Exhibit 3.1 to the CWC Registration Statement on Form F-4).

+(6) Form of Management and Technical Services Agreement among C&W, BCI, NYNEX and CWC (incorporated by reference to Exhibit 10.12 to the CWC Registration Statement on Form F-4).

+(7) Form of Secondment Agreement among C&W, BCI, NYNEX and CWC (incorporated by reference to Exhibit 10.6 to the CWC Registration Statement on Form F-4).

+(8) Form of Tax Sharing Agreement among C&W, BCI, BCMH, BCIH, NYNEX and CWC (incorporated by reference to Exhibit 10.9 to the CWC Registration Statement on Form F-4).

+(9) Form of NYNEX Tax Agreement between NYNEX and CWC (incorporated by reference to Exhibit 10.10 to the CWC Registration Statement on Form F-4).

+(10) Form of NYNEX Tax Allocation Agreement between NYNEX and CWC (incorporated by reference to Exhibit 10.11 to the CWC Registration Statement on Form F-4).


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
+(11)   Form of C&W License between C&W and CWC (incorporated by reference to
        Exhibit 10.7 to the CWC Registration Statement or Form F-4).

+(12) Form of NYNEX Termination Agreement among NYNEX, the Companies and NYNEX CableComms Limited (incorporated by reference to Exhibit 10.8 to the CWC Registration Statements on Form F-4).

+(13) Principal Shareholders Registration Rights Agreement, dated March 21, 1997, among C&W, NYNEX, BCI and CWC (incorporated by reference to
        Exhibit 10.5 to the CWC Registration Statement on Form F-4).

+(14) Interconnection Agreement, dated as of November 11, 1996, between Mercury and NYNEX CableComms Limited (incorporated by reference to
        Exhibit 10.12 to the Companies' Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

+(15) Amendment to Interconnection Agreement, dated as of February 11, 1997, between Mercury and NYNEX CableComms Limited (incorporated by reference to Exhibit 10.12(c) to the Companies' Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

+(16)   Cost Allocation Policy among CWC, BCI and NYNEX.

+(17)   Opinion of SBC Warburg dated March 21, 1997.

+(18) Letter to holders of Units and ADSs of the Companies dated March 24, 1997.

+(19)   Press Release issued by the Companies on March 24, 1997.


+(20) Letter Agreement, dated as of March 27, 1997, between the Companies and NYNEX.

 (21)   Press Release issued by the Companies on April 23, 1997.


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+       Previously filed.


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